                                                                                                                                                     EXHIBIT 10.1

MISSISSIPPI CHEMICAL CORPORATION

FOURTH AMENDMENT TO CREDIT AGREEMENT

Harris Trust and Savings Bank,
individually and as Administrative Agent
Chicago, Illinois

The From Time to Time Lenders Party
to the Credit Agreement described below

Ladies and Gentlemen:

          Reference is hereby made to that certain Credit Agreement dated as of November 25, 1997, as amended (the "Credit Agreement"), by and among the undersigned, Mississippi Chemical Corporation, a Mississippi corporation (the "Borrower"), and Harris Trust and Savings Bank, individually and in its capacity as administrative agent thereunder, Bank of Montreal, Chicago Branch, in its capacity as syndication agent thereunder, and Credit Agricole Indosuez (formerly known as Caisse Nationale de Credit Agricole) in its capacity as co-agent thereunder, and you (all of said banks except Bank of Montreal, including Harris Trust and Savings Bank in its individual capacity, being referred to collectively as the "Banks" and individually as a "Bank", and said Harris Trust and Savings Bank as administrative agent for the Banks under the Credit Agreement being hereinafter referred to in such capacity as the "Administrative Agent"). All defined terms used herein shall have the same meaning as in the Credit Agreement unless otherwise defined herein.

          The Borrower, the Administrative Agent and the Banks wish to amend certain of the financial covenants contained in the Credit Agreement, to provide for a reduction in the Revolving Credit Commitments in certain instances, to amend certain other provisions of the Credit Agreement and to waive compliance with certain covenants contained in the Credit Agreement, all on the terms and conditions of this Amendment.

SECTION 1.     AMENDMENTS.

          Upon the satisfaction of all of the conditions precedent set forth in section 3 of this amendment the credit agreement shall be amended as follows:

          1.1.       Section 3.4 of the Credit Agreement shall be amended by adding the following provision thereto as subsection (f):

          "(f)  Notwithstanding any provision of this Agreement to the contrary (including without limitation and solely for the avoidance of doubt, Section 7.27(e) of this Agreement), if a Tier I Triggering Event occurs, the Borrower shall apply the first $50,000,000 net (after tax) proceeds of any sale or other disposition of any Trinidad Interest received by it or any of its Subsidiaries to the prepayment of the A Loans and Reimbursement Obligations until all such A Loans and Reimbursement Obligations have been paid in full and then to the B Loans and Reimbursement Obligations, provided that neither the Borrower nor its Subsidiaries shall be obligated to sell or otherwise dispose of any Trinidad Interest. Unless the Supermajority Banks otherwise agree in writing, such prepayment shall be made concurrently with the receipt of such proceeds by the Borrower or any of its Subsidiaries. To the extent the Borrower makes any prepayment pursuant to this Section 3.4(f) it shall not be required to make another prepayment pursuant to Section 3.4(d) upon the reduction of the Revolving Credit Commitments pursuant to Section 3.5(c). To the extent the Borrower makes any prepayment pursuant to Section 3.5(c), it shall not be required to make another prepayment pursuant to this Section3.4(f)."

          1.2.       Section 3.5 of the Credit Agreement shall be amended by adding the following provision thereto as subsection (c):

          "(c)  If a Tier I Triggering Event occurs, on the last day of the second fiscal quarter of the Borrower immediately following the fiscal quarter in which such Tier I Triggering Event occurred (or such later date as the Supermajority Banks may agree upon in writing), the Revolving Credit Commitments shall automatically and permanently reduce by $50,000,000 (and the availability of such Revolving Credit Commitments in the form of A Loans shall be correspondingly reduced), and each Bank's Revolving Credit Commitment shall automatically and permanently be reduced by its Commitment Percentage of such reduction."

          1.3.       The definition of the term "Applicable Margin" contained in Section 4.1 of the Credit Agreement shall be amended to read as follows:

          "Applicable Margin" shall mean, with respect to the Facility Fee and each type of Loan described below and subject to the following provisions, the rates of interest per annum shown below for Tier I if and so long as no Tier I Triggering Event has occurred ("Tier I") and the rates of interest per annum shown below for Tier II from and after the date a Tier I Triggering Event occurs ("Tier II"):
	Eurodollar Loans and Fed Funds Rate Loans	Base Rate Loans	Facility Fee
Tier I	3.5%	2%	0.5%
Tier II	4%	2.5%	0.5%

          The forgoing to the contrary notwithstanding the Applicable Margins for the period from and including July 1, 2001 through September 30, 2001 shall be those set forth above for Tier II. Effective October 1, 2001 the Applicable Margins shall be those set forth above for Tier I provided that if a Tier I Triggering Event occurs as of any date thereafter the Applicable Margins shall be adjusted to those set forth above for Tier II, such adjustment to occur as of the date the Tier I Triggering Event occurred. Not later than 5 Business Days after receipt by the Administrative Agent of the certificates called for by Section 7.4(c) or (f) hereof for each fiscal quarter, the Administrative Agent shall determine if a Tier I Triggering Event has occurred and shall promptly notify the Borrower and the Banks of such determination and of any change in the Applicable Margins resulting therefrom. Each determination of the Applicable Margins by the Administrative Agent in accordance with this Section shall be conclusive and binding on the Borrower and the Banks absent manifest error."

          1.4.       Section 4.1 of the Credit Agreement shall be amended by adding the following definitions thereto in the appropriate alphabetical order:

          " "Fourth Amendment Effective Date" shall mean August 15, 2001.

          "Supermajority Banks" shall mean any Bank or Banks which in the aggregate have more than 66-2/3% of the Revolving Credit Commitments or, if at the time no Revolving Credit Commitments are in effect, any Bank or Banks which in the aggregate hold more than 66-2/3% of the aggregate unpaid principal balance of the Loans and Reimbursement Obligations then outstanding.

          "Tier I Triggering Event" shall mean the failure to comply with any covenant contained in Sections 7.20(a), 7.21, 7.22(a) or 7.25(a) of this Agreement with which the Borrower is obligated to comply prior to the occurrence of a Tier I Triggering Event.

          "Trinidad Interest" shall mean (a) the capital stock or other equity interests of the Borrower or its Subsidiaries in Mississippi Chemical Holdings, Inc., a British Virgin Islands corporation, MissChem (Barbados) SRL, a Barbados Society with Restricted Liability, MissChem Trinidad Limited, a Trinidad corporation, Farmland MissChem Limited, a Trinidad corporation, and/or any other Person that at any time owns an equity interest in any of the foregoing, and (b) any interest, direct or indirect, of the Borrower or its Subsidiaries in any rights or Property of Farmland MissChem Limited, a Trinidad corporation.

          1.5.       The definitions of the term "Interest Coverage Ratio" contained in Section 4.1 of the Credit Agreement shall be amended to read as follows:

          "Interest Coverage Ratio" shall mean, as of any date the same is to be determined, the ratio, for the Borrower and its Subsidiaries on a consolidated basis, of EBITDA to Interest Expense for the period of four consecutive fiscal quarters ending on the date of determination provided that in the case of any determination as of March 31, 2002 such ratio shall be determined on the basis of EBITDA and Interest Expense for the period of three consecutive fiscal quarters then ending."

          1.6.       Section 7.8 of the Credit Agreement shall be amended to read as follows:

          "Section 7.8. Dividends and Certain Other Restricted Payment. The Borrower will not (a) declare or pay any dividends or make any distribution on any class of its capital stock (other than dividends payable solely in its capital stock) or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock (except out of the proceeds of, or in exchange for, a substantially concurrent issue and sale of capital stock) or (c) make any other distributions with respect to its capital stock (collectively, "Restricted Payments")."

          1.7.       Sections 7.20, 7.21, 7.22 and 7.25 of the Credit Agreement shall be amended to read as follows:

          "Section 7.20. Maximum Debt to Capital Ratio. The Borrower will as of June 30, 2001 have a Debt to Capital Ratio of not more than 0.60 to 1. Unless the Supermajority Banks shall otherwise agree in writing, (a) so long as no Tier I Triggering Event has occurred, the Borrower will maintain a Debt to Capital Ratio less than or equal to 0.63 to 1 as of September 30, 2001, and as of the last day of each fiscal quarter of the Borrower thereafter; and

          (b)  if a Tier I Triggering Event occurs, the Borrower will, as of the date such Tier I Triggering Event occurred and as of the last day of each fiscal quarter of the Borrower thereafter, maintain a Debt to Capital Ratio less than or equal to 0.65 to 1.

          Section 7.21. Minimum Interest Coverage Ratio.  Unless the Supermajority Banks shall otherwise agree in writing, so long as no Tier I Triggering Event has occurred, the Borrower will maintain an Interest Coverage Ratio as of the last day of each fiscal quarter of the Borrower thereafter, commencing with the fiscal quarter ending March 31, 2002 of not less than 1.00 to 1.

          Section 7.22. Minimum Tangible Net Worth.  Unless the Supermajority Banks shall otherwise agree in writing, (a) so long as no Tier I Triggering Event has occurred, the Borrower will maintain its Tangible Net Worth in an amount not less than (i) $135,000,000 as of September 30, 2001, December 31, 2001, and March 31, 2002, (ii) $130,000,000 as of June 30, 2002, and (i) $125,000,000 as of September 30, 2002; and

          (b)  if a Tier I Triggering Event occurs, the Borrower will, as of the date such Tier I Triggering Event occurred and as of the last day of each fiscal quarter of the Borrower thereafter, maintain its Tangible Net Worth in an amount not less than (i) $130,000,000 as of September 30, 2001 and December 31, 2001, (ii) $125,000,000 as of March 31, 2002, (iii) $120,000,000 as of June 30, 2002, and (i) $115,000,000 as of September 30, 2002.

          Section 7.25. Minimum Year To Date EBITDA.  As of June 30, 2001 the sum of (i) EBITDA for the period of four consecutive fiscal quarters then ending plus (ii) the lesser of $60,000,000 or the amount of any reduction in EBITDA or any component thereof during such period caused by an impairment charge in respect of good will arising as a result of acquisitions shall not be less than $7,000,000. Unless the Supermajority Banks shall otherwise agree in writing, (a) so long as no Tier I Triggering Event has occurred, the Borrower will have EBITDA in an amount not less than (i) negative $10,000,000 for the fiscal quarter ending September 30, 2001, and (ii) $10,000,000 for the two fiscal quarters ending December 31, 2001; and

          (b)  if a Tier I Triggering Event occurs, the Borrower will, as of the date such Tier I Triggering Event occurred and as of the last day of each fiscal quarter of the Borrower thereafter, have EBITDA in an amount not less than (i) negative $15,000,000 for the fiscal quarter ending September 30, 2001, (ii) $0 for the two fiscal quarters ending December 31, 2001, (iii) $10,000,000 for the three fiscal quarters ending March 31, 2002, (iv) $15,000,000 for the four fiscal quarters ending June 30, 2002, and (v) $15,000,000 for the four fiscal quarters ending September 30,2002."

          1.8.       Sections 7.28 of the Credit Agreement shall be amended to read as follows:

          "Section 7.28. Capital Expenditures.  The Borrower shall not, nor shall it permit any Subsidiary to, expend or become obligated for Capital Expenditures (exclusive of Capital Expenditures made with the proceeds of any sale or other disposition of Collateral permitted under this Agreement or the proceeds of insurance) in an aggregate amount for the Borrower and its Subsidiaries in excess of $25,000,000 during any fiscal year.

         1.9.       Sections 8.1(b) and (c) of the Credit Agreement shall be amended to read as follows:

          "(b)  Default in the observance or performance of any covenant set forth in Sections 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.15, 7.16, 7.18, 7.19, 7.20(b), 7.22(b), 7.23, 7.24, 7.25(b), 7.26, 7.27, 7.28 or 7.29 hereof or any provisions of any Security Documents requiring the maintenance of insurance on the Collateral subject thereto as dealing with the use or remittance of proceeds of Collateral;

           (c)  Default in the observance or performance of any other covenant, condition, agreement or provision hereof or any of the other Loan Documents (other than Sections 7.20(a), 7.21, 7.22(a) and 7.25(a) of this Agreement) and such default shall continue for 30 days after written notice thereof to the Borrower by any Bank;".

SECTION 2.     WAIVER.

          2.1.       Upon the satisfaction of the conditions precedent contained in Section 3 hereof, any Potential Default or Event of Default which would not have occurred had this Amendment been effective on June 30, 2001 shall be deemed waived.

          2.2.       The waiver contained in Section 2.1 is limited to the matters expressly stated herein and shall become effective only upon the satisfaction of the conditions precedent set forth in Section 3 hereof. By accepting this waiver by the Required Banks of the foregoing requirement, the Borrower agrees that it remains obligated to comply with the terms of the Credit Agreement and related documents, including without limitation Sections 7.20, 7.21, and 7.22 of the Credit Agreement, and that the Required Banks shall not be obligated in the future to waive any provision of the Credit Agreement and related documents and may exercise their rights and remedies under the Loan Documents and otherwise as though such waiver had never been made.

SECTION 3.     CONDITIONS PRECEDENT.

          This Amendment shall become effective upon the satisfaction of all of the following conditions precedent:

          3.1.       The Borrower, the Administrative Agent and the Required Banks shall have executed this Amendment (such execution may be in several counterparts and the several parties hereto may execute on separate counterparts).

          3.2.       Each of the representations and warranties set forth in Section 5 of the Credit Agreement shall be true and correct, except that the representations and warranties made under Section 5.2 shall be deemed to refer to the most recent financial statements furnished to the Banks pursuant to Section 7.4 of the Credit Agreement.

          3.3.       After giving effect to this Amendment, Borrower shall be in full compliance with all of the terms and conditions of the Loan Documents and no Event of Default or Potential Default shall have occurred and be continuing thereunder.

          3.4       The Administrative Agent shall have received a fee for each Bank executing this Amendment and returning it to the Administrative Agent by the close of business on the Third Amendment Effective Date a fee equal to 1/2 of 1% of the amount of such Bank's Revolving Credit Commitment.

SECTION 4. MISCELLANEOUS.

          Section 4.1.     The Borrower and certain of its Subsidiaries (collectively, the "Debtors") have heretofore executed and delivered to the Agent certain A Security Documents and B Security Documents (collectively, the "Collateral Documents") and the Debtors hereby agree that notwithstanding the execution and delivery hereof, the Collateral Documents shall be and remain in full force and effect and that any rights and remedies of the Agent thereunder, obligations of the Debtors thereunder and any liens or security interests created or provided for thereunder shall be and remain in full force and effect, shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment. Without limiting the generality of the foregoing, the Borrower, the Administrative Agent and the Banks acknowledge that pursuant to the A Security Agreement the Administrative Agent has been granted a security interest in all present and future "Contract Rights", as defined therein and that such Contract Rights include, and shall continue to include, any and all such Contract Rights arising under any contract or agreement for the sale or other disposition of any Trinidad Interest, whether now existing or hereafter entered into, and shall constitute part of the A Collateral.

          4.2.       Each of the Guarantors acknowledges the execution of the foregoing Amendment by the Borrower and acknowledges that this consent is not required under the terms of the Guaranty and that the execution hereof by the Guarantors shall not be construed to require the Banks to obtain their acknowledgment to any future amendment, modification or waiver of any term of the Credit Agreement except as otherwise provided in said Guaranty. Each of the Guarantors hereby agree that the Guaranty shall apply to all indebtedness, obligations and liabilities of the Borrower to the Banks under the Credit Agreement, as amended pursuant to the Amendment, and that the Guaranty shall be and remain in full force and effect.

          4.3.       Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in any note, document, letter, certificate, the Credit Agreement itself, the Notes, or any communication issued or made pursuant to or with respect to the Credit Agreement, any reference to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

          4.4.       This Amendment may be executed in any number of counterparts, and by the different parties on different counterparts, all of which taken together shall constitute one and the same agreement. Any of the parties hereby may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

          Upon acceptance hereof by the Administrative Agent and the Banks in the manner hereinafter set forth, this Amendment shall be a contract between us for the purposes hereinabove set forth.

          Dated as of August 15, 2001.

MISSISSIPPI CHEMICAL CORPORATION By /s/ Timothy A. Dawson Its Senior Vice President & Chief Financial Officer
MISSISSIPPI NITROGEN, INC. By /s/ Timothy A. Dawson Its Vice President and Treasurer
MISSCHEM NITROGEN, L.L.C. By /s/ Timothy A. Dawson Its Vice President of Finance

Accepted and Agreed to as of the day and year last above written.

HARRIS TRUST AND SAVINGS BANK, individually and as Administrative Agent By /s/ Jennifer Davis Its Vice President
CREDIT AGRICOLE INDOSUEZ By /s/ Gary Kania Its Vice President By /s/ Frederik W. Aase Its Vice President
BNP PARIBAS By /s/ Thomas H. Ambrose Its Director By /s/ Richard L. Sted Its Central Region Manager
BANK OF AMERICA, N.A. (formerly known as Bank of America National Trust and Savings Association) By /s/ Charles A. Kerr Its Managing Director
THE BANK OF NOVA SCOTIA, ATLANTA AGENCY By /s/ F.C.H. Ashby Its Senior Manager Loan Operations
SUNTRUST BANK, ATLANTA By /s/ J. Christopher Deisley Its Managing Director
FIRST UNION NATIONAL BANK By /s/ Ron R. Ferguson Its Senior Vice President
ABN AMRO BANK N.V. By /s/ Angela Noique Its Group Vice President By /s/ Kevin P. Costello Its Group Vice President
THE FUJI BANK, LIMITED By /s/ John Doyle Its Vice President and Manager
THE DAI-ICHI KANGYO BANK, LTD. By /s/ Matthew G. Murphy Its Vice President
TRUSTMARK NATIONAL BANK By /s/ W. L. Edwards Its Vice President
AMSOUTH BANK By /s/ J. D. May Its Vice President